Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES FIRST QUARTER 2015 DIVIDEND OF $0.38 PER SHARE

AND AN ADDITIONAL DIVIDEND OF $0.05 PER SHARE

AND ANNOUNCES FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2014 FINANCIAL RESULTS

FIRST QUARTER 2015 DIVIDEND AND ADDITIONAL DIVIDEND DECLARED

New York, NY —February 26, 2015— Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a first quarter dividend of $0.38 per share and an additional dividend of $0.05 per share, both payable on March 31, 2015 to stockholders of record as of March 13, 2015.

DECEMBER 31, 2014 FINANCIAL RESULTS

Ares Capital also announced financial results for its fourth quarter and year ended December 31, 2014.

HIGHLIGHTS

Financial

	Q4-14		Q4-13			FY-14			FY-13
(in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)		Total Amount	Per Share(1)		Total Amount	Per Share(1)
Core EPS(2)		$0.42		$0.41			$1.55			$1.66
Net investment income	$128.2	$0.41	$111.5	$0.39		$437.8	$1.43		$430.4	$1.61
Net realized gains	$53.7	$0.17	$34.5	$0.12		$93.8	$0.31		$63.7	$0.24
Net unrealized gains (losses)	$(28.5)	$(0.09)	$(12.1)	$(0.04)		$59.4	$0.20		$(5.6)	$(0.02)
GAAP net income	$153.4	$0.49	$133.9	$0.47		$591.0	$1.94		$488.5	$1.83
Dividends declared and payable		$0.38		$0.43	(3)		$1.57	(4)		$1.57	(3)

	As of December 31,
(in millions, except per share data)	2014	2013
Portfolio investments at fair value	$9,028.4	$7,632.9
Total assets	$9,497.8	$8,141.5
Stockholders’ equity	$5,283.7	$4,904.4
Net assets per share	$16.82	$16.46

(1)           All per share amounts are basic and diluted.

(2)           Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(3)           Includes an additional dividend of $0.05 per share paid in the fourth quarter and year ended December 31, 2013.

(4)           Includes an additional dividend of $0.05 per share paid in the year ended December 31, 2014.

Portfolio Activity

(dollar amounts in millions)	Q4-14	Q4-13	FY-14	FY-13
Portfolio Activity During the Period:
Gross commitments	$1,389.5	$1,246.6	$4,578.6	$4,002.9
Exits of commitments	$1,269.1	$832.7	$3,539.8	$1,840.0

Portfolio as of the End of the Period:
Number of portfolio company investments			205	193
Weighted average yield of debt and other income producing securities:
At amortized cost(5)			10.1%	10.4%
At fair value(6)			10.1%	10.4%
Weighted average yield on total investments:
At amortized cost(7)			9.3%	9.4%
At fair value(8)			9.1%	9.3%

(5)           Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total accruing debt and other income producing securities at amortized cost.

(6)           Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total accruing debt and other income producing securities at fair value.

(7)           Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total investments at amortized cost.

(8)           Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total investments at fair value.

FOURTH QUARTER 2014 OPERATING RESULTS

For the fourth quarter of 2014, Ares Capital reported GAAP net income of $153.4 million or $0.49 per share (basic and diluted), Core EPS(2) of $0.42 per share (basic and diluted), net investment income of $128.2 million, or $0.41 per share (basic and diluted), and net realized and unrealized gains of $25.2 million or $0.08 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of December 31, 2014, total assets were $9.5 billion, stockholders’ equity was $5.3 billion and net asset value per share was $16.82.

In the fourth quarter of 2014, Ares Capital made $1,389.5 million in new commitments, including commitments to 18 new portfolio companies, 10 existing portfolio companies and four additional portfolio companies through the Senior Secured Loan Fund LLC, which operates using the name “Senior Secured Loan Program” (the “SSLP”) through which Ares Capital co-invests with GE Global Sponsor Finance LLC and General Electric Capital Corporation (together, “GE”) to fund first lien senior secured loans.  Of these new commitments, 31 were sponsored transactions.  As of December 31, 2014, 141 separate private equity sponsors were represented in Ares Capital’s portfolio.  Of the $1,389.5 million in new commitments made during the fourth quarter of 2014, 51% were in first lien senior secured debt, 28% were in second lien senior secured loans, 9% were in subordinated certificates of the SSLP to make co-investments with GE in first lien senior secured loans through the SSLP,  9% were in senior subordinated debt and 3% were in other equity securities.  Of these commitments, 88% were in floating rate debt securities, of which 89% contained interest rate floors, and the remaining 11% were in the subordinated certificates of the SSLP to make co-investments with GE in floating rate first lien senior secured loans through the SSLP, all of which contained interest rate floors. Ares Capital may seek to syndicate a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the fourth quarter of 2014, significant new commitments included:

•                  $186 million in second lien senior secured delayed draw and term loans and equity of a manufacturer and distributor of textiles, apparel and luxury goods;

•                  $183 million in first lien senior secured revolving and term loans, a second lien senior secured term loan and equity of a branded lawn and garden products provider;

•                  $128 million in the subordinated certificates of the SSLP to make co-investments with GE in first lien senior secured loans to four portfolio companies in a variety of industries;

•                  $125 million in a first lien senior secured delayed draw term loan and senior subordinated loans of a gas turbine power generation facilities operator;

•                  $107 million in a first lien senior secured term loan and equity of an on-demand supply chain automation solutions provider;

•                  $93 million in first lien senior secured revolving, delayed draw and term loans of a wastewater infrastructure repair, treatment and filtration holding company;

•                  $91 million in first lien senior secured revolving and term loans of a payroll and accounting services provider to the entertainment industry;

•                  $65 million in second lien senior secured delayed draw and term loans of a hotel operator;

•                  $63 million in a first lien senior secured term loan of a quick service restaurant franchisor;

•                  $45 million in a second lien senior secured term loan of a patient infection control and preventive care solutions provider; and

•                  $41 million in a first lien senior secured term loan of an outpatient rehabilitation services provider.

Also in the fourth quarter of 2014, Ares Capital exited approximately $1,269.1 million of investment commitments.

The fair value of Ares Capital’s portfolio investments at December 31, 2014 was $9.0 billion, including $8.2 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 41% of first lien senior secured loans, 21% of second lien senior secured loans, 23% of subordinated certificates of the SSLP (the proceeds of which were applied to co-investments with GE in first lien senior secured loans through the SSLP), 6% of senior subordinated debt securities, 2% of preferred equity securities and 7% of other equity and other securities. As of December 31, 2014, the weighted average yield of debt and other income producing securities in the portfolio at fair value was 10.1%(3) (10.1% at amortized cost(4)), the weighted average yield on total investments in the portfolio at fair value was 9.1%(5) (9.3% at amortized cost(6)), and 82% of the total investments at fair value were in floating rate securities.

“Our fourth quarter earnings concluded another strong year for our company in which we paid $1.57 per share in dividends and increased our net asset value by 2.2%,” said Kipp deVeer, Chief Executive Officer of Ares Capital.  “Since our inception through year end 2014, we have paid $15.60 in cumulative cash dividends, which equates to an average annual dividend of over 10% on our IPO price of $15.00, while growing our net asset value to $16.82 per share.  We declared a first quarter regular dividend of $0.38 per share and, given our strong investment performance and the significant undistributed taxable income we have generated, we also declared an additional dividend of $0.05 per share, both to be paid in the first quarter of 2015.  Looking forward, given the breadth of our platform, strong balance sheet and diversified portfolio, we believe we are well positioned to build on the successes of 2014.”

PORTFOLIO QUALITY

Ares Capital Management LLC, Ares Capital’s investment adviser, employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of December 31, 2014, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.0 and loans on non-accrual status represented 2.2% of total investments at amortized cost (or 1.7% at fair value).

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2014, Ares Capital had $194.6 million in cash and cash equivalents and $4.0 billion in aggregate principal amount of debt outstanding ($3.9 billion in carrying value). Subject to leverage and borrowing base restrictions, Ares Capital had approximately $1.6 billion available for additional borrowings under its existing credit facilities as of December 31, 2014.

In November 2014, Ares Capital issued $400.0 million aggregate principal amount of unsecured notes that mature on January 15, 2020 (the “November 2020 Notes” and, together with the Additional 2020 Notes (defined below), the “2020 Notes”). The 2020 Notes bear interest at a rate of 3.875% per year, payable semi-annually and all principal is due upon maturity. The 2020 Notes may be redeemed in whole or in part at any time at Ares Capital’s option at a redemption price equal to par plus a “make whole” premium, if applicable, as determined pursuant to the indenture governing the 2020 Notes, and any accrued and unpaid interest. Total proceeds from the issuance of the November 2020 Notes, net of the original issue discount, underwriting discounts and offering costs, were approximately $394.3 million.

FOURTH QUARTER 2014 DIVIDEND

In the fourth quarter of 2014, Ares Capital declared on November 4, 2014 a fourth quarter dividend of $0.38 per share for a total of approximately $119.4 million. The record date for the dividend was December 15, 2014 and the dividend was paid on December 31, 2014.

RECENT DEVELOPMENTS

In January 2015, Ares Capital issued an additional $200.0 million aggregate principal amount of the unsecured notes that mature on January 15, 2020 (the “Additional 2020 Notes”) at a premium of 100.2% of their principal amount. Total proceeds from the issuance of the Additional 2020 Notes, net of underwriting discounts and offering costs, were approximately $198.4 million. The proceeds were used to repay outstanding indebtedness under Ares Capital’s debt facilities and for general corporate purposes, including investing in portfolio companies in accordance with Ares Capital’s investment objective.

In February 2015, Ares Capital notified the holders of its unsecured notes that bear interest at a rate of 7.00% per annum and mature on February 15, 2022 (the “February 2022 Notes”) that it planned to redeem the entire $143.8 million aggregate principal amount outstanding, in accordance with the terms of the indenture governing the February 2022 Notes.  Ares Capital expects to complete the redemption on or about March 16, 2015.

From January 1, 2015 through February 20, 2015, Ares Capital made new investment commitments of approximately $171 million, of which approximately $165 million were funded. Of these new commitments, 62% were in second lien senior secured loans, 34% were in first lien senior secured loans and 4% were investments in subordinated certificates of the SSLP to make co-investments with GE in first lien senior secured loans through the SSLP. Of the approximately $171 million of new investment commitments, 88% were floating rate and 12% were fixed rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 10.0%. Ares Capital may seek to syndicate a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

From January 1, 2015 through February 20, 2015, Ares Capital exited approximately $597 million of investment commitments. Of these investment commitments, 81% were first lien senior secured loans, 14% were investments in subordinated certificates of the SSLP, 4% were second lien senior secured loans and 1% were other equity securities. Of the approximately $597 million of exited investment commitments, 98% were floating rate, 1% were fixed rate and 1% were non-interest bearing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 7.8%. On the approximately $597 million of investment commitments exited from January 1, 2015 through February 20, 2015, Ares Capital recognized total net realized gains of approximately $15 million.

In addition, as of February 20, 2015, Ares Capital had an investment backlog and pipeline of approximately $190 million and $510 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or signed commitment has been issued, and therefore

Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment has been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital’s due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may syndicate a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that Ares Capital will make any of these investments or that Ares Capital will syndicate any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Thursday, February 26, 2015, at 12:00 p.m. (ET) to discuss its financial results for the fourth quarter and year ended December 31, 2014. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061.  All callers will need to enter the Participant Elite Entry Number 2852481 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through March 11, 2015 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference conference number 10058521.  An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies, venture capital backed businesses and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company, and is externally managed by a subsidiary of Ares Management, L.P. (“Ares Management”) (NYSE:ARES). Ares Management is a publicly traded, leading global alternative asset manager with approximately $86 billion of assets under management as of December 31, 2014 and pro forma for Ares Management’s acquisition of Energy Investors Funds, which closed on January 1, 2015. For more information, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at http://www.arescapitalcorp.com. The information on Ares Capital’s website is not and should not be deemed to be incorporated by reference herein.

CONTACT

Carl G. Drake

Jana Markowicz

Ares Capital Corporation

888-818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Amounts in thousands, except per share data)

	As of December 31,
	2014	2013
ASSETS
Total investments at fair value (amortized cost of $8,875,095 and $7,537,403, respectively)	$9,028,379	$7,632,897
Cash and cash equivalents	194,555	149,629
Interest receivable	160,981	123,981
Receivable for open trades	859	128,566
Other assets	112,999	106,431
Total assets	$9,497,773	$8,141,504
LIABILITIES
Debt	$3,924,482	$2,986,275
Base management fees payable	34,497	29,270
Income based fees payable	33,070	29,001
Capital gains incentive fees payable	92,979	80,937
Accounts payable and other liabilities	81,892	68,649
Interest and facility fees payable	46,974	42,828
Payable for open trades	164	100
Total liabilities	4,214,058	3,237,060
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 500,000 common shares authorized; 314,108 and 297,971 common shares issued and outstanding, respectively	314	298
Capital in excess of par value	5,328,057	4,982,477
Accumulated overdistributed net investment income	(32,846)	(8,785)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt and other assets	(166,668)	(165,040)
Net unrealized gains on investments and foreign currency transactions	154,858	95,494
Total stockholders’ equity	5,283,715	4,904,444
Total liabilities and stockholders’ equity	$9,497,773	$8,141,504
NET ASSETS PER SHARE	$16.82	$16.46

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest income from investments	$200,952	$176,164	$741,438	$647,933
Capital structuring service fees	39,220	29,986	113,562	91,681
Dividend income	17,134	16,929	84,296	99,644
Management and other fees	6,207	5,328	24,596	20,203
Other income	7,404	5,335	25,067	22,260
Total investment income	270,917	233,742	988,959	881,721

EXPENSES
Interest and credit facility fees	56,279	47,463	216,019	171,495
Base management fees	34,497	29,270	127,997	104,857
Income based fees	33,070	29,001	118,273	110,511
Capital gains incentive fees	5,277	4,492	29,467	11,640
Administrative fees	4,028	3,773	13,689	12,317
Other general and administrative	7,069	5,842	27,383	26,390
Total expenses	140,220	119,841	532,828	437,210
NET INVESTMENT INCOME BEFORE INCOME TAXES	130,697	113,901	456,131	444,511
Income tax expense, including excise tax	2,512	2,391	18,329	14,105
NET INVESTMENT INCOME	128,185	111,510	437,802	430,406
NET REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS:
Net realized gains	53,723	34,453	93,855	63,725
Net unrealized gains (losses)	(28,521)	(12,079)	59,364	(5,610)
Net realized and unrealized gains on investments and foreign currency transactions	25,202	22,374	153,219	58,115
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	—	—	(72)	—
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$153,387	$133,884	$590,949	$488,521
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.49	$0.47	$1.94	$1.83
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	314,108	284,206	305,287	266,939

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months and years ended December 31, 2014 and 2013 are provided below.

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.42	$0.41	$1.55	$1.66
Net realized and unrealized gains	0.08	0.08	0.51	0.22
Capital gains incentive fees attributed to net realized and unrealized gains and losses	(0.01)	(0.02)	(0.10)	(0.05)
Income tax expense related to realized gains and losses	—	—	(0.02)	—
Basic and diluted GAAP EPS	$0.49	$0.47	$1.94	$1.83

(1)                                 Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.